Exhibit 99.1

Item 6.   Selected Financial Data

The following data should be read together with the Consolidated Financial Statements and their related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included later in this report.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(in thousands except per share amounts)
Statement of Operations:
Total revenue	$192,827	$182,038	$164,255	$124,438	$119,060
Income (loss) from continuing operations	$(17,005)	$21,911	$17,748	$15,024	$15,941
Income (loss) from discontinued operations, net of tax	(1,392)	(981)	(7,634)	225	371
Net income (loss)	(18,397)	20,930	10,114	15,249	16,312
Less: Net income attributable to the noncontrolling interest	(6,896)	(15,837)	(6,708)	(4,575)	(3,898)
Net income (loss) atttributable to Sanders Morris Harris Group Inc.	$(25,293)	$5,093	$3,406	$10,674	$12,414

Diluted earnings (loss) per common share:
Continuing operations	$(0.91)	$0.24	$0.53	$0.54	$0.66
Discontinued operations	(0.05)	(0.04)	(0.37)	0.01	0.02
Net earnings (loss)	$(0.96)	$0.20	$0.16	$0.55	$0.68

Weighted average common shares outstanding and committed - diluted	26,314	25,086	20,915	19,253	18,302

	As of December 31,
	2008	2007	2006	2005	2004
	(in thousands except per share amounts)
Balance Sheet Data:
Cash and cash equivalents	$30,224	$46,503	$68,861	$17,867	$22,262
Securities	54,559	85,657	83,929	75,541	59,929
Total assets	297,470	291,548	282,042	208,689	172,433
Total liabilities	66,111	48,265	49,982	46,223	28,419
Sanders Morris Harris Group Inc. shareholders' equity	222,554	223,178	219,936	154,685	138,784
Noncontrolling interest	8,805	20,105	12,124	7,781	5,230
Total equity	231,359	243,283	232,060	162,466	144,014
Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.15